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                                                                    EXHIBIT 99.1
                                                                   Press Release
[UNITEDAUTO LOGO]

                                                          UnitedAuto Group, Inc.
                                                          13400 Outer Drive West
                                                              Detroit, MI  48239


Contact: Sam DiFeo                Jim Davidson               Phil Hartz
         President                Executive VP - Finance     Senior VP - Corporate
                                                             Communications - Media
         201-325-3305             201-325-3303               313-592-5365
         sdifeojr@unitedauto.com  jdavidson@unitedauto.com   phartz@unitedauto.com

FOR IMMEDIATE RELEASE

          UNITEDAUTO INCREASES CREDIT AGREEMENT TO $700 MILLION; PENSKE
                        CORPORATION INVESTS $23 MILLION

DETROIT, MI, December 28, 2000 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly-traded automotive retailer, announced today that it finalized its discussions to increase the revolving portion of its Credit Agreement by $130 million. This action represents the third increase in the capacity to the credit facility since the Company's original agreement was announced in October of 1999.

Concurrently, Penske Corporation, the controlling shareholder, made an investment of $23.0 million in UnitedAuto Group in exchange for 2,139,535 newly issued common shares at $10.75 per share. This investment is in addition to the recently announced purchase by Penske Corporation of 3,993,110 of the Company's common shares from the Bank of Nova Scotia. Upon issuance of these new shares, Penske Corporation, along with Penske Capital Partners and its affiliates, will hold approximately 57.6% of the Company's common stock on a fully diluted basis.

Roger S. Penske commented, "We are extremely pleased with the progress we have made to date at UnitedAuto, and we are very optimistic about the future outlook for the Company. We are now firmly positioned to continue the aggressive pace of operational and strategic changes we feel will enhance UnitedAuto's profitability and support our objective of maximizing shareholder value over the longer term."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 126 franchises in 17 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.
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